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Exhibit 99.1

[FIRST HORIZON PHARMACEUTICAL CORPORATION]

FIRST HORIZON ANNOUNCES RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED 2003;

PROVIDES GUIDANCE FOR THE FIRST HALF OF 2004

          Fourth Quarter 2003 results include:

      •
      Net revenues of $37.1 million including $5.4 million in revenue resulting from the reduction of the accrual for Medicaid rebates

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      Net income of $9.6 million or 27 cents per share including the $3.5 million or 10 cents per share after tax effect resulting from the reduction of the accrual for Medicaid rebates

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      Earnings before interest, taxes, depreciation and amortization, excluding the reduction of the Medicaid rebate accrual of $13.4 million

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      Cash and marketable securities on hand of $43.7 million at December 31, 2003

          Year-ended 2003 results include:

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      Net revenues of $95.3 million

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      Net loss of $1.7 million or 5 cents per share

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      Implemented revised operational plan that focuses on maximizing sales of key products

          Raises guidance for Q1 2004; Provides guidance for Q2 2004

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      First quarter 2004 guidance

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      Net revenues of between $30 and $32 million

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      Earnings per share of between 12 and 14 cents

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      Second quarter 2004 guidance

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      Net revenues of between $31 and $33 million

      •
      Earnings per share of between 12 and 14 cents

          Alpharetta, GA, February 26, 2004—First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced results for the fourth quarter and year ended December 31, 2003. Net revenues were $37.1 million and net income was $9.6 million or 27 cents per share for the quarter ended December 31, 2003. For the year ended December 31, 2003, net revenues were $95.3 million and a net loss of $1.7 million or five cents per share. The Company ended the year with $43.7 million in cash and marketable securities.

          Included in the results for the fourth quarter and year ended December 31, 2003 is revenue of approximately $5.4 million resulting from a decrease in the Company's accrual for Medicaid rebates. Excluding this reduction in the accrual, which the Company believes is non-recurring in nature, net revenues and diluted earnings per share for the fourth quarter were $31.7 million and 17 cents respectively. Earnings before interest, taxes, depreciation and amortization ("EBITDA") excluding the reduction of the Medicaid rebates accrual were $13.4 million. Trade levels of inventory for the Company's promoted products were at or below one month as of December 31, 2003.

          First Horizon's CEO and President, Patrick Fourteau, commented, "We are pleased with our accomplishments in the third and fourth quarters and the momentum it has generated for the first quarter of 2004. We believe that revenues of approximately $30 to $32 million are an indicator of the strength of our base business regardless of product mix. Our current focus is to build on this base business by maximizing the sales of our existing promoted products. Initial analysis of IMS Early View data indicates that approximately 25% of the 100 new representatives that we deployed in October 2003 have increased total prescriptions of Sular more than 20% in their respective territories. While more analysis needs to be completed, the initial trends are positive. Therefore, we are moving forward with the next phase of our expansion to approximately 400 territories which is expected to be completed by mid 2004. This sales force expansion should enable us to reach approximately 80,000 physician targets."

          Mr. Fourteau continued, "In addition to our sales force expansion, we will be launching new marketing strategies for Sular, Nitrolingual and Prenate in the first half of 2004. We have also begun placing emphasis on managing the life-cycle of our promoted products and are in the process of evaluating line extension strategies for Prenate and Sular. The sales force expansion, marketing strategies, and potential line extensions will be key drivers for market share growth of our promoted products."

    Cardiology Products

          Net revenues of the Cardiology products excluding the impact of the reduction of the Medicaid rebates accrual were $13.3 million for the fourth quarter of 2003 compared to $13.9 million for the fourth quarter of 2002. Net revenues of Sular, excluding the impact of the reduction of the Medicaid rebates accrual, for the fourth quarter of 2003 were approximately $10.0 million compared to approximately $9.0 million for the quarter ended December 31, 2002. Total prescriptions of Sular increased 3.2% for the quarter ended December 31, 2003 compared to the quarter ended December 31, 2002 (Source: IMS Health's National Prescription Audit Plus ™ data).

    Women's Health/Pediatric Products

          Net revenues of the Women's Health/Pediatric products (namely, the Prenate line, the Tanafed line, Robinul and Ponstel) were approximately $16.7 million for the quarter ended December 31, 2003 compared to $19.2 million for the quarter ended December 31, 2002. Total dispensed prescriptions of Prenate GT decreased 9.4% for the quarter ended December 31, 2003 compared to the quarter ended December 31, 2002 (Source: IMS Health's National Prescription Audit Plus ™ data). The substitution rate for the Prenate line was 53.2% for the quarter ended December 31, 2003 (Source: IMS Health's National Prescription Audit Plus ™ data). Total prescriptions of the Tanafed line increased 15.5% for the quarter ended December 31, 2003 compared to the quarter ended December 31, 2002 (Source: IMS Health's National Prescription Audit Plus ™ data).

          Cost of revenues decreased to $4.3 million for the quarter ended December 31, 2003 compared to $7.5 million for the quarter ended December 31, 2002. Gross margin, excluding the impact of reducing the accrual for Medicaid rebates was 86% for the fourth quarter of 2003.

          Selling, general and administrative expenses decreased to $13.5 million for the quarter ended December 31, 2003 compared to $15.8 million for the quarter ended December 31, 2002. The decrease was primarily the result of cost saving measures that began in the second quarter of 2003. The Company began implementing cost saving measures in order to realign its cost structure to be more balanced with its revenues and to provide additional resources to fund the Company's sales force expansion. The Company expanded its sales force to 250 territories beginning October 1, 2003. The Company is in the process of hiring an additional 150 representatives which will increase the total sales force to approximately 400 territories. This expansion is expected to be completed by mid 2004.

          Outlook

          The Company revised its previous financial guidance for the first quarter of 2004. The Company expects revenues to be between $30 and $32 million and diluted earnings per share to be between 12 and 14 cents. For the second quarter of 2004 net revenues are expected to be between

  $31 and $33 million and diluted earnings per share are expected to be between 12 and 14 cents. Second quarter results are expected to be impacted by the costs associated with the expansion of the sales force.

          Conference Call

          First Horizon will also host a conference call on February 26, 2004 at 11:00 a.m. eastern time to discuss the financial results. Analysts, investors and other interested parties are invited to participate by visiting the Company's website, http://www.firsthorizonpharm.com and entering the Investor Relations page. You may also dial in to the conference call. The dial-in numbers are 1-800-299-9086 for domestic callers and 617-786-2903 for international callers. All callers should use the pass code 45242746 to gain access to the conference call. A replay of this conference call will be available by dialing 1-888-286-8010 for domestic callers and 617-801-6888 for international callers. All callers should use the pass code 71215105 to gain access to the replay. The replay will be available through March 4, 2004.

        First Horizon Background

          First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women's health/pediatrics. The Company has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 250 representatives. The Company's web site address is: http://www.firsthorizonpharm.com.

–Financials Follow–

###

    Sular®, Furadantin®, Ponstel®, Tanafed® and Cognex® are registered trademarks of First Horizon Pharmaceutical Corporation. Nitrolingual® and Robinul® are registered trademarks of G. Pohl-Boskamp GmbH & Co. and Wyeth, respectively, which have been licensed to First Horizon Pharmaceutical Corporation. Trademark applications are pending for the marks Prenate, Prenate GT, Tanafed DM, Tanafed DP and Tanafed DMX.

          Safe Harbor Statement

          This press release contains forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

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    We may not attain expected net revenues and earnings per share for the first half of 2004;

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    The timing of implementing our plan to increase the number of our sales representatives and the size of such increase may differ from our current expectations;

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    The contribution of Sular has been below expectations since we acquired the product and has adversely affected our operating results. The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs and the ability of our sales representatives to influence prescribing habits of physicians;

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    Sales of Prenate GT have been adversely affected by the introduction of competitive products; moreover, the shelf life of Prenate GT increases the likelihood of returns of Prenate GT, thereby reducing net sales;

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    Sales of our Tanafed products have been adversely affected by the introduction of competitive products, and a recently issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

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    Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results;

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    Our supplier can terminate our rights to commercialize Nitrolingual and our launch of a smaller size of this product may not be successful;

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    A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales;

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    If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

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    We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels) or trade levels of inventory;

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    An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

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    If our products under development fail in clinical studies, if we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

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    Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations; and

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    Some unforeseen difficulties may occur.

    This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

Contact:

Adam Mathis

First Horizon Pharmaceutical Corporation

770-442-9707 ext. 1415

amathis@horizonpharm.com

First Horizon Pharmaceutical Corporation
Consolidated Condensed Statements of Operations
(unaudited, in thousands except per share data)

	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,
	2003	2002	2003	2002
Net revenues	$37,130	$34,946	$95,305	$115,178
Operating costs and expenses
Cost of revenues	4,316	7,546	17,734	23,967
Selling, general and administrative expenses	13,498	15,814	57,822	61,843
Depreciation and amortization expense	4,120	4,021	16,489	14,471
Impairment charge	—	—	4,152	—
Research and development expense	472	277	2,085	1,096

Total operating costs and expenses	22,406	27,658	98,282	101,377

Operating income (loss)	14,724	7,288	(2,977)	13,801

Interest expense	(43)	—	(194)	(4,179)
Interest income and other	76	93	390	485

Total other income (expense)	33	93	196	(3,694)

Income (loss) before provision for income taxes	14,757	7,381	(2,781)	10,107
Benefit (provision) for income taxes	(5,152)	(2,864)	1,043	(3,941)

Net income (loss)	$9,605	$4,517	$(1,738)	$6,166

Net income (loss) per common share:
Basic earnings (loss) per common share	$0.27	$0.13	$(0.05)	$0.19

Diluted earnings (loss) per common share	$0.27	$0.13	$(0.05)	$0.18

Weighted average common shares outstanding:
Basic	35,266	35,395	35,092	32,930

Diluted	36,170	35,885	35,092	33,749

First Horizon Pharmaceutical Corporation
Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$33,722	$47,409
Marketable securities	9,996	—
Accounts receivable, net	15,759	15,904
Inventories	11,188	17,444
Samples and other prepaid expenses	2,392	3,413
Income taxes receivable	4,839	—
Current deferred tax assets	3,005	6,647

Total current assets	80,901	90,817
Property and equipment, net	2,830	1,607
Other assets:
Intangibles, net	240,356	260,441
Deferred tax assets	333	—
Other assets	733	67

Total other assets	241,422	260,508
Total assets	$325,153	$352,932

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,661	$9,603
Accrued expenses	13,210	36,260

Total current liabilities	18,871	45,863
Long-term liabilities:
Deferred tax liabilities	—	1,221
Other long-term liabilities	505	165

Total liabilities	19,376	47,249
Stockholders' Equity:
Common stock	36	35
Additional paid in capital	288,666	287,306
Deferred compensation	—	(207)
Retained earnings	16,761	18,499
Accumulated other comprehensive income	314	50

Total stockholders' equity	305,777	305,683
Total liabilities and stockholders' equity	$325,153	$352,932

    The Company believes that the reduction of the accrual for Medicaid rebates is non-recurring in nature and therefore should be deducted from reported net revenues and net income to arrive at the best indication of the Company's financial performance for the fourth quarter of 2003.

Reconciliation of Pro-forma Net Revenues	For the Quarter Ended December 31, 2003
Net revenue as reported (GAAP)	$37,130
Less: Reduction of accrual for Medicaid rebates	(5,428)

Pro-forma Net Revenues	$31,702
Reconciliation of Pro-forma Net Income	For the Quarter Ended December 31, 2003
Net income as reported (GAAP)	$9,605
Less: Reduction of accrual for Medicaid rebates	(5,428)
Add: Reduction of provision for income taxes (34.9% effective tax rate)	1,894

Pro-forma Net Income	$6,071
Diluted weighted average shares outstanding	36,170
Pro-forma Diluted Earnings Per Share	$0.17
Reconciliation of EBITDA, excluding the reduction of the accrual for Medicaid rebates	For the Quarter Ended December 31, 2003
Net income as reported (GAAP)	$9,605
Less: Reduction of accrual for Medicaid rebates	(5,428)
Less: Interest income and other	(76)
Add: Interest expense	43
Add: Provision for income taxes	5,152
Add: Depreciation and amortization	4,120

Earnings before interest, taxes depreciation and amortization, excluding the reduction of the accrual for Medicaid rebates	$13,416

The Company believes that EBITDA, excluding the reduction of the accrual for Medicaid rebates, is a meaningful non-GAAP financial measure as an earnings derived indicator that approximates cash flow. EBITDA, excluding the reduction of the accrual for Medicaid rebates, as defined and presented by the Company may not be comparable to similar measures reported by other companies.

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First Horizon Pharmaceutical Corporation Consolidated Condensed Statements of Operations (unaudited, in thousands except per share data)
First Horizon Pharmaceutical Corporation Consolidated Balance Sheets (unaudited, in thousands)